Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES DELIVERS STRONG SALES AND EARNINGS GROWTH IN FISCAL 2016 FIRST QUARTER

– ADJUSTED CONSTANT CURRENCY EARNINGS PER SHARE RISE 16% ON 8% NET SALES GROWTH –

– FISCAL 2016 SALES AND EARNINGS OUTLOOK REMAINS STRONG –

New York, NY, November 2, 2015 - The Estée Lauder Companies Inc. (NYSE: EL) today reported strong financial results for its first quarter ended September 30, 2015.  For the quarter, the Company achieved net sales of $2.83 billion, an 8% increase compared with $2.63 billion in the prior-year quarter.  Net earnings increased 36% to $309.3 million, compared with $228.1 million last year, and diluted net earnings per common share increased 39% to $.82, compared with $.59 reported in the prior year.  For the quarter, the negative impact of foreign currency translation on diluted net earnings per common share was $.11.  Excluding the impact of foreign currency translation, net sales increased 15% and diluted net earnings per common share rose 58%.

The fiscal 2015 first quarter included the effect of the accelerated retailer orders, described below, which created a favorable comparison with the fiscal 2016 first-quarter results. Adjusting for the impact of the accelerated orders, net sales and diluted earnings per common share in constant currency for the quarter ended September 30, 2015 would have increased 8% and 16%, respectively.  Information about GAAP and non-GAAP financial measures, including reconciliation information, is included in this release.

Fabrizio Freda, President and Chief Executive Officer, said, “We began the fiscal year delivering 8% adjusted constant currency sales growth.  We achieved this strong performance by leveraging our multiple engines of growth, driven by our broad portfolio of prestige brands, which is diversified by category, geography and channel.  Our results this quarter were led by our luxury and makeup brands, Europe, where every country posted gains, emerging markets, and online, specialty-multi and freestanding store channels.  Our strong earnings per share reflected the strong sales gains and our ability to leverage those sales through cost saving initiatives and continued financial discipline.

“These results demonstrate the balance we have achieved, as well as our success in navigating significant currency headwinds and slower growth in certain markets, like Greater China, by focusing on opportunities within our control and strategically investing to further build our brands to drive future growth.

“As we look toward the upcoming holiday shopping period, we are well-positioned with a strong array of new products and gift offerings across our brands and categories.  We will continue to execute our long-term plan with strategic investments in high potential, high return areas of our business.  This focus on supporting those areas of proven growth is expected to drive sales momentum throughout the fiscal year to achieve strong bottom line results.  With the strong start to the year and the opportunities we see ahead, we are raising our forecasted adjusted constant currency earnings per share growth to 10% to 12% for the full 2016 fiscal year.”

In the fiscal 2014 fourth quarter, some retailers accelerated sales orders of approximately $178 million in advance of the Company’s July 2014 implementation of its Strategic Modernization Initiative (SMI) in certain of its largest remaining locations.  Those orders would have occurred in the Company’s fiscal 2015 first quarter.  This amounted to approximately $127 million in operating income, equal to approximately $.21 per diluted common share.

	Three Months Ended September 30, 2015
Reconciliation between GAAP and non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2015		2014
Results including the impact of the fiscal 2015 accelerated retailer orders	8	%(1)	15%	39	%(1)	58%	$.82	(1)	$.59	(1)
Non-GAAP
Impact of fiscal 2015 accelerated orders	~(7)%		~(7)%	~(37)%		~(42)%	—		.21
Results excluding the accelerated retailer orders	1%		8%	2%		16%	.82		$.80
Impact of foreign currency on earnings per share							.11
Constant currency earnings per share							$.93

(1) Represents GAAP.

Amounts may not sum due to rounding.

Results by Product Category

	Three Months Ended September 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2015	2014	Reported Basis	Constant Currency	2015	2014	Reported Basis

Skin Care	$1,108.8	$1,091.4	2%	7%	$189.7	$176.4	8%
Makeup	1,161.8	1,021.3	14	23	189.2	125.9	50
Fragrance	412.9	377.4	9	18	66.1	39.0	70
Hair Care	134.3	128.1	5	6	5.7	8.8	(35)
Other	16.9	12.8	32	60	2.5	(2.1)	100 +
Total	$2,834.7	$2,631.0	8%	15%	$453.2	$348.0	30%

Net sales and operating income in each of the Company’s product categories were unfavorably impacted by the strength of the U.S. dollar in relation to most currencies.  Total operating income in constant currency increased 48%.

The change in net sales and operating income in the Company’s product categories were favorably impacted by the shift in orders from certain retailers due to the Company’s implementation of SMI, as previously mentioned.  See tables on page 12.

Adjusting for the impact of the shift in orders:

•                 Reported basis net sales in skin care, makeup, fragrance and hair care would have increased/(decreased) (6)%, 7%, 4% and 4%, respectively.

•                 Operating results in skin care, makeup, fragrance and hair care would have increased/(decreased) (24)%, 13%, 25% and (36)%, respectively.

Skin Care

•                 Skin care net sales increased, due to the favorable comparison related to the accelerated orders.  Contributing to the category’s sales were higher sales from La Mer, one of the Company’s luxury skin care brands, and from Origins, as well as incremental sales from recent acquisitions.

•                 Partially offsetting these increases were the unfavorable impact of foreign currency translation and lower sales from Estée Lauder reflecting softness in China and Hong Kong, due to difficult retail environments, as well as from Clinique, due to a difficult comparison with greater launch activity in the prior-year period.

•                 Sales declines from these two brands were partially offset by recent launches, such as New Dimension products from Estée Lauder and Clinique Smart moisturizers.

•                 Operating income increased, driven by the favorable comparison of the accelerated orders.  Excluding the impact from accelerated orders, skin care operating income declined, primarily reflecting lower results from Estée Lauder, partially offset by higher results from La Mer.

Makeup

•                 Higher makeup sales were primarily driven by excellent growth from the Company’s makeup artist brands and strong double-digit growth from Smashbox and Tom Ford.  These sales increases resulted from new product offerings, as well as expanded distribution in a number of channels, including freestanding retail stores, travel retail and specialty multi-brand retailers.

•                 The Estée Lauder and Clinique brands also posted higher makeup sales.  Increased net sales of Estée Lauder products were primarily due to new launches such as Pure Color Envy liquid lip potion and Double Wear Makeup to Go liquid compact.  While new product offerings from Clinique, such as Beyond Perfecting foundation and concealer contributed sales gains, the higher sales from Clinique were driven by the accelerated orders.  Excluding this impact, Clinique makeup sales decreased due to unfavorable foreign currency translation.

•                 The Company’s makeup category is experiencing strong growth in product areas such as lipsticks and foundations, as well as increased prestige makeup usage in Asia.

•                 The increase in makeup operating income was primarily due to higher results from makeup brands and the Estée Lauder brand.

Fragrance

•                 In fragrance, the sales increase primarily reflected strong double-digit gains from luxury brands Jo Malone London and Tom Ford, higher sales from the Aramis and Designer Fragrances division, and incremental sales from recent acquisitions.  The sales growth is attributable to new product launches and expanded distribution.

•                 Partially offsetting these increases were lower sales of certain Estée Lauder and Clinique fragrances.

•                 Fragrance operating income increased, reflecting higher results from certain luxury fragrance brands and designer fragrances, partially offset by lower results from Estée Lauder.

Hair Care

•                 The hair care category’s growth benefited from expanded global distribution, primarily in salons, freestanding stores and travel retail for Aveda and from specialty-multi brand retailers for Bumble and bumble.

•                 Hair care also reflects net sales growth of the Smooth Infusion line of products by Aveda.

•                 Hair care operating income decreased, due to higher investment spending to support new and existing products and expanded distribution.

Results by Geographic Region

	Three Months Ended September 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2015	2014	Reported Basis	Constant Currency	2015	2014	Reported Basis

The Americas	$1,268.3	$1,114.8	14%	17%	$90.6	$57.4	58%
Europe, the Middle East & Africa	1,016.8	942.2	8	19	243.7	169.9	43
Asia/Pacific	549.6	574.0	(4)	5	118.9	120.7	(1)
Total	$2,834.7	$2,631.0	8%	15%	$453.2	$348.0	30%

The change in net sales and operating income in the Company’s geographic regions was favorably impacted by the shift in orders from certain retailers due to the Company’s implementation of SMI, as previously mentioned.  See tables on page 12.

Adjusting for the impact of the shift in orders:

•                 Reported basis net sales in the Americas, Europe, the Middle East & Africa and Asia/Pacific would have increased/(decreased) 6%, 1% and (8)%, respectively.

•                 Operating income in the Americas, Europe, the Middle East & Africa and Asia/Pacific would have increased/(decreased) (18)%, 9% and (16)%, respectively.

The Americas

•                 Sales in the North America increased, reflecting sales growth from virtually every brand, led by double-digit growth from certain of the Company’s makeup, luxury and designer fragrance brands, and solid growth from hair care brands, driven in part by new product introductions and expanded distribution, as well as the favorable impact of the accelerated orders.   Additionally, sales in the Company’s online business grew double digits.

•                 In constant currency, sales in Canada and Latin America rose double-digits.  The strong growth in Latin America was led by Brazil and Mexico.  On a reported basis, the emerging markets of Brazil and Mexico were significantly impacted by adverse foreign currency translation and reflected overall net sales growth primarily due to expanded distribution of M•A•C.

•                 Operating income in the Americas increased due to the accelerated orders.  Operating results in the region reflected higher selling, advertising, merchandising, sampling and store operating costs related to expanded distribution, product launches, and in-store promotional activities, as well as an increase in product development and research and development expenses.  The operating results also reflect the negative impact of foreign currency translation.

Europe, the Middle East & Africa

•                 All countries recorded constant currency sales growth, with most posting double-digit increases, led by the United Kingdom, France, Germany and Italy, and a number of emerging markets, including the Middle East, Russia and Turkey.

•                 Travel retail continues to benefit from new launch initiatives, an increase in global airline passenger traffic and expanded distribution.  Net sales increased, due to the favorable comparison of the accelerated orders.  Excluding this impact, travel retail net sales declined reflecting softness of some key foreign currencies affecting the mix of travelers and their consumption.

•                 The Company estimates that it continued to outperform prestige beauty in most markets in the region.

•                 Foreign currency translation unfavorably impacted reported sales by 11%, due to the strength of the U.S. dollar in relation to virtually all currencies in the region, with the largest impact affecting the United Kingdom, Russia, Germany and France.

•                 Operating income increased, with higher operating results posted in travel retail, due to the accelerated orders, the Middle East, France, Benelux and Spain.  Lower operating results were recorded primarily in South Africa and Central Europe.

Asia/Pacific

•                 Sales in the region increased in constant currency, with double-digit growth in Japan, Australia and the Philippines.  The higher sales in Japan reflected, in part, the impact of the accelerated orders.  Higher constant currency sales were also recorded in Korea and Taiwan.

•                 Lower sales were reported in a few countries, including Hong Kong, China and Singapore.  In Hong Kong, the previous social instability continued to affect tourism and negatively impact business, particularly the Estée Lauder, Clinique and La Mer brands, and the Company remains cautious of the near-term slower growth there.

•                 The lower sales in China were primarily from the Estée Lauder brand, as a result of a difficult retail environment, while most other brands posted solid sales growth in China.

•                 Foreign currency translation unfavorably impacted reported sales by 9%, due to the strength of the U.S. dollar in relation to most currencies in the region, with the largest impact affecting Japan, Australia and Korea.

•                 In Asia/Pacific, operating income decreased slightly, led by lower results in China and Hong Kong, primarily due to the lower sales, and in China, also attributable to increased advertising, merchandising and sampling costs to support existing products.  These results were partially offset by higher operating income in Japan and Taiwan.

Cash Flows from Operating Activities

•                 For the three months ended September 30, 2015, net cash flows provided by operating activities were $8.2 million, compared with $127.7 million in the prior year.

•                 The change primarily resulted from higher net earnings this year, offset by increases in certain seasonal working capital components, as well as the impact of the accelerated orders in the prior year.

Outlook for Fiscal 2016 Second Quarter and Full Year

Global prestige beauty is estimated to continue to generate solid growth and the Company expects to grow ahead of the industry by focusing on fast growing opportunities in product categories, channels and countries. The Company also expects to leverage its strong sales growth and increase its cash flow from operations.

While the Company’s business is performing well overall, it continues to experience economic challenges in certain countries around the world.  The Company remains cautious of slower retail growth in Hong Kong and China, a decline in spending by Russian and Brazilian travelers, and the impact of unfavorable foreign exchange due to the strength of the U.S. dollar in relation to most currencies.  The Company continues to expect to deliver strong financial results despite these challenges.

The comparison of the Company’s fiscal 2016 full year results with the prior-year periods will be affected by the previously mentioned July 2014 accelerated orders.

As part of the Company’s ongoing initiative to upgrade and modernize its systems and processes, it plans to transform its global technology infrastructure (GTI) to fundamentally change the way it delivers information technology services internally.  As part of this initiative, the Company will transition its GTI from Company-owned assets to a primarily vendor-owned model where it will pay for services as they are used.  This model, with a different third-party provider, is expected to provide an enhanced, scalable platform to better support current and future requirements, help the Company achieve key strategic opportunities and improve the Company’s agility and flexibility to respond to the demands of the business by leveraging more advanced technologies.  This transition is expected to result in operational efficiencies and reduce the Company’s information technology service and infrastructure costs in the future.  The Company anticipates this initiative will result in related restructuring and other charges of approximately $40 million to $50 million, primarily consisting of non-cash asset write-offs.  The initiative is also expected to result in employee-related and other implementation costs, which will be funded by cash from operations.  The Company expects the implementation of this initiative, and the related charges, will continue through calendar year 2016 and will generate a positive return on investment.  Net savings from this initiative may be partially reinvested in other strategic areas of our business.

Second Quarter Fiscal 2016

•                 Net sales are forecasted to increase between 6% and 7% in constant currency.

•                 Reflecting the strength of the U.S. dollar, foreign currency translation is expected to negatively impact sales by approximately 5% to 6% versus the prior-year period.

•                 The acquisitions the Company made beginning in the second quarter of fiscal 2015 are forecast to contribute approximately 70 basis points to the Company’s overall sales growth in its fiscal 2016 second quarter.  Acquisitions are estimated to dilute earnings per share by approximately $.01.

•                 Diluted net earnings per share, including the negative impact of foreign currency translation and acquisitions, are projected to be between $1.04 and $1.08.

•                 The approximate 5% to 6% negative currency impact on the sales growth equates to about $.10 of earnings per share.  On a constant currency basis, diluted earnings per share are expected to increase 1% to 5%.

Full Year Fiscal 2016

•                 Net sales are forecasted to grow between 8% and 10% in constant currency.

•                 Reflecting the strength of the U.S. dollar, foreign currency translation is expected to negatively impact sales by approximately 4% to 5% versus the prior-year period.

•                 The accelerated retailer orders will affect the comparison between the fiscal 2016 and fiscal 2015 full year sales by approximately 2%.

•                 Net sales adjusting for the effect of the accelerated retailer orders are forecasted to grow between 6% and 8% in constant currency.

•                 The Company’s recent acquisitions are forecast to contribute approximately 50 basis points to the Company’s overall sales growth.  Acquisitions are estimated to dilute earnings per share by approximately $.05.

•                 Diluted net earnings per share, including the negative impact of foreign currency translation and acquisitions, are projected to be between $3.10 to $3.17.

•                 The approximate 4% to 5% negative currency impact on the sales growth equates to about $.24 of earnings per share.  On a constant currency basis and adjusting for the effect of the accelerated retailer orders, diluted earnings per share are expected to grow between 10% and 12%.

	Year Ending June 30, 2016 (F)						Diluted Earnings Per Share
Reconciliation between GAAP and non-GAAP	Net Sales Growth			Diluted EPS Growth			Twelve Months June 30
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2016 (F)		2015
Forecast / actual results including the fiscal 2015 Venezuela charge and accelerated retailer orders	3-6	%(1)	8-10%	10-12	%(1)	18-21%	$3.10 - $3.17	(1)	$2.82	(1)
Non-GAAP
Venezuela charge	—		—	—		—	—		.01
Impact of fiscal 2015 accelerated orders	~(2)%		~(2)%	~(8)%		~(8)-(9)%	—		.21
Forecast / actual results excluding the fiscal 2015 Venezuela charge and accelerated retailer orders	1-4%		6-8%	2-4%		10-12%	$3.10 - $3.17		$3.05
Impact of foreign currency on earnings per share							.24
Forecasted constant currency earnings per share							$3.34 - $3.41

(1) Represents GAAP.

(F) Represents forecast

Amounts may not sum due to rounding.

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, November 2, 2015 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 64698005).  The call will also be webcast live at http://investors.elcompanies.com.

Cautionary Note Regarding Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2016 Second Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M•A•C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, GoodSkin Labs, Tom Ford, Ojon, Smashbox, Ermenegildo Zegna, AERIN, Osiao, Marni, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle and GLAMGLOW.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended		Percent
	September 30		Change
	2015	2014

Net Sales	$2,834.7	$2,631.0	8%
Cost of sales	577.2	536.6
Gross Profit	2,257.5	2,094.4	8%

Gross Margin	79.6%	79.6%

Operating expenses:
Selling, general and administrative	1,804.3	1,746.4	3%

Operating Expense Margin	63.6%	66.4%

Operating Income	453.2	348.0	30%

Operating Income Margin	16.0%	13.2%

Interest expense	17.1	14.8
Interest income and investment income, net	3.0	1.6
Earnings before Income Taxes	439.1	334.8	31%

Provision for income taxes	128.3	105.6
Net Earnings	310.8	229.2	36%

Net earnings attributable to noncontrolling interests	(1.5)	(1.1)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$309.3	$228.1	36%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.83	$.60	39%
Diluted	.82	.59	39%

Weighted average common shares outstanding:
Basic	372.5	381.8
Diluted	379.0	388.2

THE ESTÉE LAUDER COMPANIES INC.

This earnings release includes some non-GAAP financial measures relating to the accelerated orders associated with the Company’s SMI rollout.  The following are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after this item.  The Company uses these non-GAAP financial measures, among other financial measures, to evaluate its operating performance, and the measures represent the manner in which the Company conducts and views its business.  Management believes that excluding certain items that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

As part of SMI, the Company implemented the last major wave of SAP-based technologies in July 2014.  As a result, and consistent with prior waves, the Company experienced a shift in its sales and operating results from accelerated orders from certain of its retailers to provide adequate safety stock and to mitigate any potential short-term business interruption associated with the July 2014 SMI rollout.   In particular, approximately $178 million of accelerated orders were recorded as net sales in the fiscal 2014 fourth quarter that would have occurred in the fiscal 2015 first quarter.

This action created a favorable comparison between the fiscal 2016 and fiscal 2015 first quarters of approximately $178 million in net sales and approximately $127 million in operating income, equal to $.21 per diluted common share and impacted the Company’s operating margin comparisons.  The Company believes the presentation of certain comparative information in the discussions in this release that exclude the impact of the timing of these orders is useful in analyzing the net sales performance and operating results of its business.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After

Accelerated Orders Associated with the Company’s Implementation of SMI

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended					Three Months Ended
	September 30, 2015					September 30, 2014

				Impact of					% Change
		SMI		foreign			SMI		versus Prior	% Change
	As	Adjust-	Before	currency	Constant	As	Adjust-	Before	Year Before	Constant
	Reported	ments	SMI	translation	Currency	Reported	ments	SMI	SMI	Currency

Net Sales	$2,834.7	$—	$2,834.7	$197.7	$3,032.4	$2,631.0	$178.3	$2,809.3	1%	8%
Cost of sales	577.2	—	577.2			536.6	35.1	571.7
Gross Profit	2,257.5	—	2,257.5			2,094.4	143.2	2,237.6	1%
Gross Margin	79.6%		79.6%			79.6%		79.6%

Operating expenses	1,804.3	—	1,804.3			1,746.4	16.0	1,762.4	2%
Operating Expense Margin	63.6%		63.6%			66.4%		62.7%

Operating Income	453.2	—	453.2			348.0	127.2	475.2	(5)%
Operating Income Margin	16.0%		16.0%			13.2%		16.9%

Provision for income taxes	128.3	—	128.3			105.6	45.3	150.9
Net Earnings Attributable to The Estée Lauder Companies Inc.	309.3	—	309.3			228.1	81.9	310.0	0%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.82	—	.82	.11	.93	.59	.21	.80	2%	16%

Amounts may not sum due to rounding.

The impact on net sales and operating results of the accelerated orders from certain retailers associated with the Company’s implementation of SMI by product category and geographic region is shown below.  Additionally, excluding the impact of the shift in orders, net sales and operating results for the three months ended September 30, 2015 would have increased/(decreased) as follows:

	Three Months Ended
	September 30, 2014		Three Months Ended September 30, 2015
	Accelerated Sales Orders		Net Sales As Adjusted		Operating
		Operating	Reported	Constant	Results As
(Unaudited; In millions)	Net Sales	Results	Basis	Currency	Adjusted

Product Category:
Skin Care	$ 91	$ 72	(6)%	(1)%	(24)%
Makeup	65	41	7	16	13
Fragrance	21	14	4	12	25
Hair Care	1	—	4	6	(36)
Other	—	—	32	60	100+
Total	$ 178	$ 127	1%	8%	(5)%

Geographic Region:
The Americas	$ 84	$ 53	6%	9%	(18)%
Europe, the Middle East & Africa	68	53	1	11	9
Asia/Pacific	26	21	(8)	0	(16)
Total	$ 178	$ 127	1%	8%	(5)%

Total operating income in constant currency for the three months ended September 30, 2015, excluding the impact of the shift in orders, increased 8%.

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	September 30	June 30	September 30
	2015	2015	2014
ASSETS

Current Assets
Cash and cash equivalents	$408.5	$1,021.4	$1,395.4
Short-term investments	670.8	503.7	—
Accounts receivable, net	1,539.2	1,174.5	1,502.1
Inventory and promotional merchandise, net	1,176.7	1,215.8	1,257.0
Prepaid expenses and other current assets	588.1	553.1	573.4
Total Current Assets	4,383.3	4,468.5	4,727.9

Property, Plant and Equipment, net	1,468.5	1,490.2	1,444.3
Other Assets	2,573.6	2,280.5	1,492.1
Total Assets	$8,425.4	$8,239.2	$7,664.3

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$453.7	$29.8	$14.0
Accounts payable	514.6	635.4	516.1
Other current liabilities	1,486.0	1,470.4	1,411.6
Total Current Liabilities	2,454.3	2,135.6	1,941.7

Noncurrent Liabilities
Long-term debt	1,612.5	1,607.5	1,319.0
Other noncurrent liabilities	856.6	841.8	609.4
Total Noncurrent Liabilities	2,469.1	2,449.3	1,928.4

Total Equity	3,502.0	3,654.3	3,794.2
Total Liabilities and Equity	$8,425.4	$8,239.2	$7,664.3

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Three Months Ended September 30
	2015	2014
Cash Flows from Operating Activities
Net earnings	$310.8	$229.2
Depreciation and amortization	98.1	100.6
Deferred income taxes	(20.8)	(18.3)
Other items	83.1	69.2
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(389.0)	(167.9)
Decrease (increase) in inventory and promotional merchandise, net	17.0	(9.7)
Increase in other assets, net	(21.9)	(37.1)
Decrease in accounts payable and other liabilities	(69.1)	(38.3)
Net cash flows provided by operating activities	$8.2	$127.7

Capital expenditures	$89.9	$78.7
Payments to acquire treasury stock	387.0	207.0
Dividends paid	89.7	77.5
Purchase of investments (proceeds from disposition), net	455.3	(8.4)
Increase (decrease) in short-term debt, net	426.2	(2.9)

 # # #